Exhibit 99.1

CONTACT:	Susan E. Moss
Vice President, Communications
(502) 596-7296

KINDRED HEALTHCARE ANNOUNCES

BENJAMIN A. BREIER TO BECOME CHIEF OPERATING OFFICER

UPON PLANNED RETIREMENT OF FRANK J. BATTAFARANO

LOUISVILLE, Ky. (March 31, 2010) – Kindred Healthcare, Inc. (the “Company”) (NYSE:KND) today announced the retirement of Frank J. Battafarano as Chief Operating Officer (“COO”) of the Company. He will be succeeded in that position as planned by Benjamin A. Breier, Executive Vice President and President of the Company’s Hospital Division.

The Company expects that these changes will take effect when the Company has named a new President of the Hospital Division. The Company has begun a national search to find Mr. Breier’s successor.

Since March 2008, Mr. Breier has served as President of the Company’s Hospital Division, the largest operator of long-term acute care hospitals in the country, with $1.9 billion in revenues and 83 hospitals in 24 states. As President of the Hospital Division, Mr. Breier has led the development and implementation of new Service Excellence, Continuous Quality Improvement, and sales and marketing programs. He has also helped to introduce new technology tools, and brought an increased focus to physician and network development, which have helped to drive robust commercial revenue growth. Under his leadership, the Hospital Division revenues have grown to approximately $2 billion and operating income has increased more than $18 million.

From August 2005 to March 2008, Mr. Breier served as President of Peoplefirst Rehabilitation, the second largest contract therapy company in the United States. Through his leadership, Peoplefirst added 135 new contracts and increased revenues from $228 million in 2004 to $427 million in 2008. During this time, Peoplefirst was also successful in recruiting over 3,700 therapists and advancing the development and implementation of a proprietary handheld technology to improve the productivity of therapists.

Prior to joining the Company in August 2005, Mr. Breier served as Senior Vice President of Operations at Concentra, Inc., a leading provider of workers compensation and other occupational health services, where he employed over 1,000 physicians and 1,000 physical therapists. Mr. Breier has a bachelor’s degree in economics from The Wharton School of Business at the University of Pennsylvania and an MBA and MHA from The University of Miami (Florida).

“Ben is ready to step into the role of Chief Operating Officer and bring his considerable talents and energy to the enterprise,” said Paul J. Diaz, President and Chief Executive Officer of the Company. “His appointment is a natural progression of our succession planning process. Ben has shown tremendous leadership skills since he joined Kindred and has overseen the growth of two of our divisions while also improving our quality and customer service.”

Mr. Battafarano has served as Chief Operating Officer since March 2008. He served as Executive Vice President and President of the Hospital Division from February 2005 to March

2008 and as President of the Hospital Division from November 1998 to March 2008. As COO he successfully led Kindred’s operations through a period of significant regulatory change. He has also been instrumental in Kindred’s ongoing Cluster Market and network development activities. In addition, he was responsible for advancing the Company’s sales and marketing efforts and implementing an enterprise-wide managed care strategy. Under his leadership as President of the Hospital Division, the division grew from 52 hospitals and approximately $847 million in revenues in 1998 to 82 hospitals and $1.8 billion in revenues in 2008.

Mr. Diaz added, “I want to thank Frank for his hard work, dedication and the leadership he has provided to the Company for these many years. I will miss Frank as a partner and friend. He brings a unique insight and throughout his career with Kindred he has provided invaluable leadership, helping us grow and develop into a leader in post-acute care.”

“It has been a tremendous privilege to be part of Kindred’s growth and development for these many years, particularly leading Kindred’s operations these past two years,” Mr. Battafarano said. “I have enjoyed working with many talented people and look forward to watching Kindred continue to grow.”

“I am honored by this appointment and look forward to working with my colleagues to build on the Company’s operating success and strategic initiatives,” Mr. Breier said. “Our focus going forward will continue to be to advance our value proposition for patients, residents, employees, customers and shareholders and our strategic growth initiatives, including our Cluster Market, physician and network development programs.”

About Kindred Healthcare

Kindred Healthcare, Inc., a top-200 private employer in the United States, is a healthcare services company based in Louisville, Kentucky with annual revenues of over $4.2 billion and approximately 54,100 employees in 41 states. At December 31, 2009, Kindred through its subsidiaries provided healthcare services in 621 locations, including 83 long-term acute care hospitals, 222 skilled nursing centers and a contract rehabilitation services business, Peoplefirst rehabilitation services, which served 316 non-affiliated facilities. Ranked one of Fortune magazine’s Most Admired Healthcare Companies in 2009 and 2010, Kindred’s mission is to promote healing, provide hope, preserve dignity and produce value for each patient, resident, family member, customer, employee and shareholder we serve. For more information, go to www.kindredhealthcare.com.

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